Exhibit 99.1

Dear SureWest Employees,

Today marks an important milestone in our long and proud history and a significant step forward for our company. This morning, SureWest announced that our Board of Directors unanimously approved an agreement in which Consolidated Communications (NASDAQ: CNSL) will acquire all of the outstanding shares of SureWest in a cash and stock transaction valued at $23.00 per share, or a total of approximately $340.9 million plus all outstanding debt. This transaction creates a more competitive communications provider by combining our two companies. Through this acquisition, the combined companies will be able to offer an advanced suite of triple-play products and services over a broader platform to expand our exceptional services for customers.

The Board and I strongly believe that this transaction presents important opportunities for our company and the customers we serve. It creates a significant value for our shareholders and delivers important benefits to the greater Kansas City and Sacramento regions.

Consolidated is a great cultural fit with SureWest. We share similar core values and a commitment to delivering excellent services to our customers at competitive prices. Consolidated is a Telecom company that was founded in 1894 to provide telephone service in downstate Illinois and it shares a similar heritage to SureWest. They understand the demands of today’s telecommunications marketplace and, like us, are growing their IP-based video and Internet services to offset the industry-wide trend of declines in Telecom access lines. They are headquartered in Mattoon, Illinois and provide service to both residential and business customers in Illinois, Texas and Pennsylvania.

Consolidated’s leadership team is very impressive as are the company’s strong ties in its communities. They have a strong set of core values in place and a commitment to delivering innovative products to their customers. The company has the highest customer satisfaction ratings in its markets due to its service orientation, the goodwill generated by the company and the founding family’s philanthropic activities.

With no overlap in our markets, the combined company will have an operating presence in six states. On a pro forma basis for the 12 months ending September 30, 2011, the combined company has revenues of approximately $620 million, compared to SureWest’s stand-alone revenues of $246 million. Based on the last reported quarter, Consolidated has over 466,000 residential and business customer connections, compared to our 282,000. We expect to benefit from increased size, scale, geographic diversity and financial resources, creating a broader platform to more effectively compete in the communications industry.

Since our founding more than 95 years ago, SureWest has evolved into a leading provider of high-quality telecommunications and broadband services; through your hard work, we have built a reputation for excellence among customers.

I understand that you will have many questions about today’s announcement and how it will affect you. I have attached the press release we issued today and the answers to some questions you may have. We are beginning to work through many of the key decisions about how we combine our companies. As additional information becomes available, we are committed to keeping you informed. Until the transaction closes, which is expected to occur in the second half of 2012, we will continue to operate as independent companies. I know I can count on you to continue focusing on our core values and providing our customers with the revolutionary customer experience they have come to expect from SureWest.

There will be a series of employee town halls and tailgate events to further discuss the details of this transaction:

•                  Today

•                  Myself, Scott Barber and Dan Bessey will meet with all employees at 9:30 a.m. PT in the Industrial A Break Room

•                  Ken Johnson will meet with all employees at 9 a.m. CT in the Rosehill Room

•                  Tuesday (Technician Tailgates)

•                  Scott Barber and Karlyn Oberg in the Industrial A Break Room at 7 a.m. PT

•                  Ken Johnson in the Lenexa Warehouse at 7 a.m. CT.

This transaction may generate interest from the media and other third parties. As always, it is important for us to speak with one voice. If you receive any inquiries from the media or other questions from outside SureWest, please forward them to Ron Rogers in corporate communications at r.rogers@surewest.com or 916-746-3123. In the meantime, feel free to speak with your VP regarding any questions you may have.

I thank you all for your continued dedication. Your commitment has been and will continue to be an integral part of our success.

Sincerely,

Steve

Important Notice and Additional Information for SureWest Shareholders

In connection with the proposed transaction, Consolidated Communications Holdings, Inc. will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”).  SUREWEST SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.  The final proxy statement/prospectus will be mailed to SureWest shareholders.  The registration statement and proxy statement/prospectus and other documents filed by SureWest with the SEC are, or when filed will be, available free of charge at the SEC web site at www.sec.gov. Copies of the registration statement and proxy statement/prospectus (when available) and other filings made by SureWest with the SEC can also be obtained, free of charge, by directing a request to SureWest Communications, P.O. Box 969, Roseville, CA 95678, Attn: Investor Relations Manager. The registration statement and proxy statement/prospectus (when available) and such other documents are also available for free on our web site at www.surw.com/ir/, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

SureWest and Consolidated Communications Holdings, Inc. (“Consolidated”) , and certain of their respective directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed acquisition transaction. Information regarding directors and executive officers of SureWest in the solicitation is set forth in the SureWest proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Information regarding directors and executive officers of Consolidated in the solicitation is set forth in the Consolidated proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.